UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 19, 2016

AUXILIO, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27507	88-0350448
(Commission File Number)	(I.R.S. Employer Identification No.)

27271 Las Ramblas, Suite 200
Mission Viejo, California  92691
(Address of principal executive offices)

(949) 614-0700
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.07. Submission of Matters to a Vote of Security Holders.

The 2016 Annual Meeting of Stockholders of Auxilio, Inc. (the "Company") was held at the Company's headquarters at 27271 Las Ramblas, Suite 200, Mission Viejo, California, 92691, at 3:00 p.m. Pacific Standard Time on Thursday, May 19, 2016 (the "2016 Annual Meeting").

At the 2016 Annual Meeting, the Company's stockholders voted on three proposals:  (i) the election of four directors to serve until the Company's 2016 annual meeting of stockholders; and (ii) the ratification of the appointment of Haskell & White LLP ("Haskell & White") to serve as independent registered public accountants for the year ending December 31, 2016.  Only stockholders of record as of March 29, 2016 (the "Record Date") were entitled to notice of and to vote at the 2016 Annual Meeting.

(1) Election of Directors. A total of four candidates were nominated for election to the Company's Board of Directors (the "Nominees").  All four Nominees were nominated by the Board of Directors and, as a result, the election was uncontested and all of those four Nominees were elected to serve as directors of the Company until the Company's 2017 annual meeting of stockholders.

The following table sets forth the names of the Nominees and the respective numbers of votes cast for, and the respective numbers of votes withheld from, their election, as well as broker non-votes.

	Votes Cast
	For	Withheld	Broker Non-Votes
John D. Abouchar	10,370,526	1,799,933	5,156,707
Brooks A. Corbin	12,064,905	105,554	5,156,707
Joseph J. Flynn	10,105,826	2,064,633	5,156,707
Michael Vanderhoof.	10,356,046	1,814,413	5,156,707

 (2) Ratification of Independent Registered Public Accountants. At the 2016 Annual Meeting the Company's stockholders also voted on a proposal to ratify the appointment of Haskell & White LLP as the Company's registered public accountants. The ratification of Haskell & White LLP was approved by the Company's stockholders. The following table sets forth the respective numbers of votes cast for and against, and the number of shares abstaining from, the ratification of Haskell & White LLP as the Company's independent auditors:

Votes For	Votes Against	Abstentions
16,325,982	135	1,001,049

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIO, INC.

Date:	May 23, 2016
By:	/s/ Paul T. Anthony
Name:	Paul T. Anthony
Title:	Chief Financial Officer